EXHIBIT 99.1




                                [GRAPHIC OMITED]




                             FOR IMMEDIATE RELEASE
                             ---------------------

CONTACT
-------             or            Investor Relations Counsel
Mitchell Binder                   Lena Cati, 212-836-9611
Executive Vice President          Linda Latman, 212-836-9609
631-435-8300                      The Equity Group Inc.

          ORBIT INTERNATIONAL CORP. REPORTS 2010 THIRD QUARTER RESULTS
          ------------------------------------------------------------

                NET INCOME UP 59% ON 6.2% INCREASE IN NET SALES
                -----------------------------------------------

    BACKLOG AT SEPTEMBER 30, 2010 WAS $20.1MILLION,UP 23% FROM JUNE 30, 2010
    ------------------------------------------------------------------------


Hauppauge, New York, November 9, 2010 - Orbit International Corp. (NASDAQ:ORBT), an electronics manufacturer, systems integrator and software solution provider, today announced results for the third quarter and nine month periods ended September 30, 2010.

THIRD  QUARTER  2010 VS.THIRD  QUARTER  2009
--------------------------------------------
-     Net  sales  increased  by  6.2%  to  $7,299,000  compared  to  $6,876,000;
-     Gross margin was 38.6% compared to 39.6%;
-     Net income increased 59% to $509,000 compared to $320,000;
-     Earnings per diluted share was $.11, compared to $.07 per diluted share;
      and,
- Earnings before interest, taxes, depreciation and amortization, and stock based compensation (EBITDA, as adjusted) was $713,000 ($.16 per diluted share) compared to $641,000 ($.14 per diluted share).

NINE  MONTHS  2010VS.NINE  MONTHS  2009
---------------------------------------
-     Net  sales  increased  by  4.1%  to  $19,803,000  from  $19,029,000;
-     Gross margin was 36.4% compared to 39.7%;
- Net income was $3,000 or $.00 per diluted share compared to a net loss of $27,000 or $.01 per share;
- EBITDA, as adjusted decreased to $733,000 ($.16 per diluted share) compared to $935,000 ($.22 per diluted share); and,
- Backlog at September 30, 2010 increased 23% to $20.1 million, compared to $16.4 million at June 30, 2010; and 6% ahead of the $18.9 million reported at September 30, 2009.

Dennis Sunshine, President and Chief Executive Officer stated, "As expected, our financial performance for the third quarter not only improved as compared to the same period of last year but also as compared to the to the second quarter of 2010. For the nine month period, although we had increased sales compared to the prior year, gross margin was adversely affected by higher than expected labor and material costs associated with the $4.1 million MK 119 contract that was completed in the second quarter. However, we did offset the losses through the first half of the year due to increased sales and lower SG&A expenses."

Sunshine noted, "As a result of our effort pursuing several new and upgrade program opportunities, both our Power and Electronics Groups received several large contract awards in the third quarter, resulting in a 23% increase in our backlog at September 30, 2010, as compared to June 30, 2010. Most of these awards have the potential for additional orders.

Among  the  major  orders  received  by  our  Power  Group  are:
-     Behlman's  COTS  division  received:
o An order valued in excess of $530,000 for a power supply to be used on the RC-135, a U.S. Air Force (USAF) all-weather surveillance and reconnaissance aircraft. Deliveries under this contract are expected to commence in the fourth quarter of 2010 and continue through the second quarter of 2011.
o A $1,742,000 order for a power supply used in a U.S. Naval anti-submarine and anti-ship surveillance and targeting system. Deliveries under this contract are expected to commence in the fourth quarter of 2010 and continue through the fourth quarter of 2011.
o Several new orders totaling in excess of $450,000 for power supplies for a major missile defense system as well as for a major display console used by the U.S. Naval fleet. Deliveries under these new contracts are expected to commence in the first quarter of 2011 and continue through the fourth quarter of 2011.
- Behlman's Commercial division received orders in excess of $650,000 for power supplies used in a broad array of applications including oil and gas exploration, railroad signaling and military systems. Deliveries under these new contracts are expected to commence in the fourth quarter of 2010 and continue through the fourth quarter of 2011.

The Electronics Group also received several large orders with potential for additional awards, as follows:
- An order valued at more than $2.1 million for Remote Control Units ("RCUs") to support the ongoing Common Transponder Program ("CXP") requirements of the U.S. Navy and U.S. Army. Deliveries under this contract are expected to commence during the second quarter of 2011 and be completed by the fourth quarter of 2011.
- ICS subsidiary received several awards released against multi-year IDIQ agreements from a U.S. Navy Procurement Agency valued in excess of $2,465,000 for its MK 119 Gun Computer System Cabinet (GCSC) and MK 437 Gun Mount Control Panels (GMCP). Total system deliveries under these contract awards are expected to commence in the first quarter of 2011 and continue through the third quarter of 2011.

Sunshine added, "Given our current backlog and delivery schedules for the remainder of the year, we anticipate strong operating results for the fourth quarter. These recent contract awards, plus several new program opportunities we are pursuing with recurring revenue potential, should also have a positive long-term impact on our operating performance."

Mitchell Binder, Chief Financial Officer, added, "Our financial condition remains strong. At September 30, 2010, total current assets were $19,491,000 versus total current liabilities of $3,798,000 for a 5.1 to 1 current ratio. With approximately $20 million and $7 million in federal and state net operating loss carryforwards respectively, we should continue to shield profits from federal and state taxes and enhance future cash flow."

Binder noted, "Our cash, cash equivalents and marketable securities as of September 30, 2010 were approximately $3 million. In addition our tangible book value at September 30, 2010 was $3.45 per share, compared to $3.33 per share at June 30, 2010." Binder also pointed out that the Company was in compliance with its bank covenants as of September 30, 2010.

CONFERENCE  CALL
----------------
The Company will hold a conference call for investors today, November 9, 2010, at 11:00 a.m. ET. Interested parties may participate in the call by dialing 706 679-3204; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call. After opening remarks, there will be a question and answer period. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit's website. We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp. is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky. Its Behlman Electronics, Inc. subsidiary manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and COTS power solutions.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, but not limited to, statements regarding any acquisition proposal and/or the potential sale of the Company and whether such proposal or a strategic alternative thereto may be considered or consummated; statements regarding the Company's expectations of its operating plans, deliveries under contracts and strategies generally; statements regarding its expectations of the performance of business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Orbit International's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports. For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

                           (See Accompanying Tables)



                                          ORBIT INTERNATIONAL CORP.
                                      CONSOLIDATED STATEMENTS OF INCOME
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                 (UNAUDITED)
                                                                THREE MONTHS ENDED            NINE MONTHS ENDED
                                                                  SEPTEMBER 30,                  SEPTEMBER 30,
                                                             2010               2009           2010          2009
                                                             ----               ----           ----          -----
Net sales                                                  $7,299             $6,876        $19,803       $19,029

Cost of sales                                               4,484              4,151         12,594        11,471
                                                          -------            -------        --------     ---------
Gross profit                                                2,815              2,725          7,209         7,558

Selling general and administrative
   expenses                                                 2,297              2,419          7,246         7,551

Interest expense                                               61                 53            172           141

Investment and other income                                   (32)               (81)          (213)         (157)
                                                           -------            -------        --------    ---------
Net income before taxes                                       489                334              4            23

Income tax (benefit) provision                                (20)                14              1            50
                                                           -------            -------        --------    ---------
Net income (loss)                                          $  509             $  320        $     3       $   (27)
                                                           ======             ======        ========      ========

Basic earnings (loss) per share                    $         0.11     $         0.07        $  0.00       $ (0.01)

Diluted earnings (loss) per share                  $         0.11     $         0.07        $  0.00       $ (0.01)

Weighted average number of shares outstanding:
 Basic                                                      4,444              4,346          4,417         4,343
 Diluted                                                    4,514              4,445          4,499         4,343





                                 ORBIT INTERNATIONAL CORP.
                             CONSOLIDATED STATEMENTS OF INCOME
                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                       (UNAUDITED)


                                                     THREE MONTHS ENDED     NINE MONTHS ENDED
                                                        SEPTEMBER 30,          SEPTEMEBER
                                                      2010          2009     2010      2009
                                                     -----         -----    -----     -----
EBITDA Reconciliation (as adjusted)
-------------------------------------------------
Net income (loss)                                    $  509     $ 320      $   3    $  (27)
Interest expense                                         61        53        172       141
Tax (benefit) expense                                   (20)       14          1        50
Depreciation and amortization                            75       178        300       538
Stock based compensation                                 88        76        257       233
                                                     ------     -----      -----    ------
EBITDA (1)                                           $  713     $ 641      $ 733    $  935
                                                     ======     =====      =====    ======

Adjusted EBITDA Per Diluted Share Reconciliation
-------------------------------------------------
Net income (loss)                                    $ 0.11     $0.07      $0.00    $(0.00)
Interest expense                                       0.01      0.01       0.04      0.03
Tax (benefit) expense                                 (0.00)     0.00       0.00      0.01
Depreciation and amortization                          0.02      0.04       0.06      0.13
Stock based compensation                               0.02      0.02       0.06      0.05
                                                     ------     -----      -----    -------
EBITDA per diluted share (1)                         $ 0.16     $0.14      $0.16    $ 0.22
                                                     ======     =====      =====    =======



(1)  (1) The EBITDA table presented above is not determined in accordance with accounting principles  generally accepted in the United States of America.  Management uses adjusted
EBITDA  to  evaluate the operating      performance of its business.  It is also used, at
times,  by  some  investors,  security analysts and others to evaluate companies and make informed  business  decisions.  EBITDA is also a useful indicator of the income generated to  service  debt.  EBITDA is not a complete measure of an entity's profitability because it  does  not  include costs and expenses for interest, depreciation and amortization and income  taxes.  EBITDA  as  presented  herein  may  not  be comparable to similarly named
measures  reported  by  other  companies.               .






                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
Reconciliation of EBITDA, as adjusted,
to cash flows from operating activities (1)              2010              2009
-------------------------------------------       ------------         ---------

EBITDA (as adjusted)                             $        733         $     935
Interest expense                                         (172)             (141)
Tax expense                                                (1)              (50)
Bond amortization                                           0                 6
Bad debt expense                                            0                10
Gain on sale of marketable securities                    (100)              (26)
Unrealized loss on marketable securities                    0                39
Deferred income                                           (64)              (64)
Net change in operating assets and liabilities            717               723
                                                -------------          ---------
          Cash flows from operating activities  $       1,113          $  1,432
                                                =============          =========




                                                          ORBIT INTERNATIONAL CORP.
                                                         CONSOLIDATED BALANCE SHEETS
                                                                                          SEPTEMBER 30, 2010   DECEMBER 31, 2009
                                                                                           -----------------   -----------------
ASSETS                                                                                          (UNAUDITED)
Current assets:
   Cash and cash equivalents                                                                   $ 2,625,000     $ 2,321,000
   Investments in marketable securities                                                            413,000       1,019,000
   Accounts receivable, less allowance for doubtful accounts                                     3,949,000       3,857,000
   Inventories                                                                                  11,309,000      11,624,000
   Costs and estimated earnings in excess of billings on
    uncompleted contracts                                                                          513,000       1,079,000
   Deferred tax asset                                                                              399,000         714,000
   Other current assets                                                                            283,000         287,000
                                                                                                ----------     -----------
                            Total current assets                                                19,491,000      20,901,000

Property and equipment, net                                                                      1,343,000       1,246,000
Goodwill                                                                                         2,483,000       2,483,000
Intangible assets, net                                                                             133,000         227,000
Deferred tax asset                                                                               1,788,000       1,403,000
Other assets                                                                                       692,000         661,000
                                                                                               -----------      -----------

 Total assets                                                                                  $25,930,000     $26,921,000
                                                                                               ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long term obligations                                                    $   931,000     $   995,000
   Notes payable-bank                                                                              552,000         988,000
   Accounts payable                                                                              1,159,000       1,084,000
  Income taxes payable                                                                                -             57,000
   Accrued expenses                                                                              1,005,000       1,102,000
   Customer advances                                                                                66,000          32,000
   Deferred income                                                                                  85,000          85,000
                                                                                               -----------     ------------
                             Total current liabilities                                           3,798,000       4,343,000

Deferred income                                                                                    107,000         171,000
Long-term obligations                                                                            3,258,000       4,034,000
                                                                                                ----------      ----------
    Total liabilities                                                                            7,163,000       8,548,000

Stockholders' Equity
 Common stock                                                                                      507,000         493,000
 Additional paid-in capital                                                                     21,873,000      21,464,000
 Treasury stock                                                                                   (915,000)       (913,000)
 Accumulated other comprehensive gain                                                               35,000          65,000
 Accumulated deficit                                                                            (2,733,000)     (2,736,000)
                                                                                                ----------      -----------
     Stockholders' equity                                                                       18,767,000      18,373,000
                                                                                                ----------      ----------
Total liabilities and stockholders' equity                                                     $25,930,000     $26,921,000
                                                                                               ===========     ===========